Exhibit 99.1

For Immediate Release

PULSE ELECTRONICS TO BE ACQUIRED BY AFFILIATES OF OAKTREE CAPITAL MANAGEMENT, L.P.

Additional Infusion of New Capital to Support Pulse’s Investments in Products and Manufacturing

SAN DIEGO, March 2, 2015— Pulse Electronics Corporation (OTC Pink: PULS) today announced that it has entered into a definitive agreement with certain affiliates of investment funds managed by Oaktree Capital Management, L.P. (such affiliates, “Oaktree”), under which Oaktree will invest a total of $17.0 million in Pulse and subsequently acquire 100% of the outstanding shares of Pulse. Pulse shareholders will be entitled to receive $1.50 in cash for each share of common stock they hold immediately prior to the closing of the merger. The transactions will result in Pulse becoming a private company, which will continue to be led by Mark Twaalfhoven as Chief Executive Officer.

Subject to the terms of the merger agreement, Oaktree will provide (i) within 30 days, $8.5 million of new loans to Pulse, which will be converted to common stock of Pulse at the closing of the transactions, and (ii) at the closing of the transactions, an additional amount of cash equal to $17.0 million less the principal amount of such loans, in exchange for common stock of Pulse. Upon closing of the transactions, Oaktree will own over 80% of the outstanding shares of Pulse common stock and will cause a wholly owned subsidiary of Oaktree to be merged with and into Pulse in accordance with the applicable provisions of Pennsylvania’s short-form merger statute, with Pulse surviving as a wholly owned subsidiary of Oaktree.  The company currently expects the merger will close in the second quarter of 2015.

The Pulse Board of Directors, acting on the recommendation of a Special Committee of independent directors, unanimously approved the transactions contemplated by the agreement, which are subject to customary closing conditions. The Special Committee of independent directors was formed by the Board in October 2014 to evaluate alternatives to address the company’s ongoing liquidity and capital needs, including a potential transaction with Oaktree. Oaktree’s representative on Pulse’s Board recused himself from all Board discussions and from the Board vote regarding the transaction.

John Major, Chairman of Pulse’s Board of Directors, said, "We are extremely pleased to announce these transactions, which will vastly strengthen Pulse’s financial footing. This outcome is the result of our Board’s thorough review and evaluation of a number of financing alternatives, which was led by a Special Committee of independent directors. We are also thrilled to be strengthening our partnership with Oaktree, which is an extremely robust financial partner and has contributed significantly to the business during the three years we have worked together."

Mark Twaalfhoven, CEO of Pulse, said, “Since I assumed the CEO role three months ago, I’ve been deeply inspired by the entire organization’s collective commitment to our goal of providing our global customer base with the highest quality products and capabilities. This transaction will strengthen Pulse’s ability to execute on this goal by enabling critical investments to further enhance our application-specific products and manufacturing base, as well as optimizing our corporate structure. We also are very pleased to continue our relationship with Oaktree, whose investment is a great vote of confidence in Pulse’s ability to deliver profitable growth."

Bruce Karsh, Co-Chairman and Chief Investment Officer of Oaktree Capital, added, “We are excited about the opportunity to support and work closely with Mark and the management team as they execute on Pulse’s plans and goals. We look forward to leveraging the company’s strengths as we move into the next phase for Pulse.”

Dentons US LLP is acting as counsel to Pulse. Paul, Weiss, Rifkind, Wharton and Garrison LLP is acting as counsel to Oaktree. The Pulse Special Committee was advised by Latham & Watkins LLP as counsel and Houlihan Lokey Capital, Inc. as financial advisor.

About Pulse Electronics Corporation

Pulse Electronics is a leading electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production.  The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, MoCA, and IWPC. Visit the Pulse Electronics website at www.pulseelectronics.com.

About Oaktree

Oaktree Capital Management, L.P., together with its affiliates, is a leader among global investment managers specializing in alternative investments, with $90.8 billion in assets under management as of December 31, 2014. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 17 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Forward-looking Statements:

This press release contains or incorporates a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “increase,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties and are not guarantees of performance or results, or of the creation of shareholder value. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the failure to satisfy conditions to complete the proposed merger; (3) risks related to disruption of management’s attention from the company’s ongoing business operations due to the transaction; and (4) the effect of the announcement of the proposed merger on the company’s relationships with its customers, operating results and business generally. Other unknown or unpredictable factors could also affect the company’s business, financial condition and results. There can be no assurance that merger will be consummated. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause the company’s views to change. The company specifically disclaims any obligation to update any forward looking statements except as may be required by law.

Copyright © 2015 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contacts:

Pulse Electronics Corporation

Jim Butler

Sr. Director of Finance and Treasurer

858-674-8183

jbutler@pulseelectronics.com

Oaktree Capital

Carissa Felger/Alyssa Linn

Sard Verbinnen & Co

(312) 895-4700/(310) 201-2040